Exhibit 3.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          OVATION PRODUCTS CORPORATION

                        PURSUANT TO SECTIONS 242 AND 245
                         OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

      Ovation Products Corporation, a Delaware corporation (the "Corporation" or the "Company"), does hereby certify that this Second Amended and Restated Certificate of Incorporation of Ovation Products Corporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and that the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State on April 22, 1999.

      ARTICLE 1. The name of the Corporation is Ovation Products Corporation.

      ARTICLE 2. The address of its registered office in the state of Delaware is 1209 Orange Street, Wilmington, DE 19801, and the name of its registered agent at such address is The Corporation Trust Company (New Castle County).

      ARTICLE 3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      ARTICLE 4.

      A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is ten million (10,000,000) shares, eight million (8,000,000) shares of which shall be Common Stock (the "Common Stock") and two million (2,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one dollar ($1.00) per share and the Common Stock shall have a par value of one dollar ($1.00) per share.

      B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

      C. Two hundred thousand (200,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred").

      D. Three hundred thousand (300,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred").

      E. Three hundred thousand (300,000) of the authorized shares of Preferred Stock are hereby designated "Series B-1 Preferred Stock" (the "Series B-1 Preferred").

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      F. Seven hundred seventy five thousand (775,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred").

      G. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

      1. DIVIDEND RIGHTS.

      (A) From and after the date of the original issuance of the applicable series of Preferred Stock, the holders of such series of Preferred Stock, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, out of funds that are legally available therefore, cumulative dividends at the rate of six percent (6%) of the Original Issue Price (as defined below) per annum on each outstanding share of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The "Original Issue Price" of the Series A Preferred shall be eleven dollars and twenty-five cents ($11.25) and the "Original Issue Price" of the Series B Preferred, the Series B-1 Preferred and the Series C Preferred shall each be five dollars ($5.00). Such dividends shall accrue annually, whether or not declared, and shall be cumulative so that, if such dividends in respect of any previous or current dividend period have not been paid or declared and a sum sufficient for the payment set apart, the deficiency shall first be paid before any dividend or other distribution shall be paid on or declared and set apart for the Preferred Stock; PROVIDED, HOWEVER, the Company shall be under no obligation to pay such dividends: (i) until and when so declared by the Board of Directors or (ii) except upon a liquidation under Section 3.

      (B) So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in
Section 1(a) above) on the Preferred Stock shall have been paid or declared and set apart. The provisions of this Section 1(b) shall not, however, apply to: (i) a dividend payable in Common Stock or (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock.

      2. VOTING RIGHTS.

      (A) GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Preferred Stock shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.


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      (B) SEPARATE VOTE OF SERIES A PREFERRED. For so long as any shares of
Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock shall be necessary for effecting or validating the following actions:

            (i) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred so as to affect them adversely;

            (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred in right of redemption, liquidation preference, voting or any increase in the authorized or designated number of any such new class or series;

            (iii) Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

            (iv) Any voluntary dissolution or liquidation of the Company; or

            (v) Any amendment, alteration, or repeal of any provision of the bylaws of the Company, that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred so as to affect them adversely;

      (C) SEPARATE VOTE OF SERIES B PREFERRED, SERIES B-1 PREFERRED AND SERIES C PREFERRED. For so long as any shares of Series B Preferred, Series B-1 Preferred or Series C Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred, Series B-1 Preferred and Series C Preferred, voting together as a class, shall be necessary for effecting or validating the following actions:

            (i) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred, the Series B-1 Preferred or the Series C Preferred so as to affect them adversely;

            (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series B Preferred, the Series B-1 Preferred or the Series C Preferred in right of redemption, liquidation preference, voting or any increase in the authorized or designated number of any such new class or series;


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            (iii) Any redemption, purchase, payment of dividends or other distributions with respect to Common Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

            (iv) Any voluntary dissolution or liquidation of the Company; or

            (v) Any amendment, alteration, or repeal of any provision of the bylaws of the Company, that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred, the Series B-1 Preferred or the Series C Preferred so as to affect them adversely;

      (D) BOARD OF DIRECTORS. For so long as shares of Series A Preferred remain outstanding, the Company's Board of Directors shall consist of a maximum of nine
(9) members, and: (i) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and (ii) the holders of the Common Stock, Series B Preferred, Series B-1 Preferred and Series C Preferred, voting as one class, shall be entitled to elect seven (7) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director.

      (E) REMOVAL. The Board of Directors or any director may be removed from office at any time: (a) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors or (b) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors.

      3. LIQUIDATION RIGHTS.

      (A) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Preferred Stock shall be entitled to be paid out of the assets of the Company all accrued and unpaid dividends on the Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of each of the Series A Preferred, Series B Preferred, Series B-1 Preferred and Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.


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      (B) After the payment of the full liquidation preference of all shares of the Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Preferred Stock (as if the Preferred Stock had been converted to shares of Common Stock).

      (C) The following events shall be considered a liquidation under this Section.

            (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization: in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred; excluding any consolidation or merger effected exclusively to change the domicile of the Company (an "Acquisition"); or

            (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

      (D) In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

            (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below.

                  (A) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                  (B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                  (C) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

            (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by vide of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

      4. CONVERSION RIGHTS.

      The holders of Preferred Stock shall have the following rights with respect to the conversion of Preferred Stock into shares of Common Stock (the "Conversion Rights"):


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      (A) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Preferred Stock being converted.

      (B) PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred, Series B Preferred, Series B-1 Preferred or Series C Preferred (the "Preferred Conversion Rate") shall be the quotient obtained by dividing the applicable Original Issue Price (as defined in Section 1(a)) by the applicable "Conversion Price," calculated as provided in
Section 4(c).

      (C) SERIES PREFERRED CONVERSION PRICE. The conversion price for a series of Preferred Stock shall initially be the applicable Original Issue Price of such series of Preferred Stock (the "Conversion Price"). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted and shall apply to the Conversion Price for each series of Preferred Stock.

      (D) MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number and class of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of dates of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

      (E) ADJUSTMENT FOR STOCK SPLITS AND COMBINATION. If the Company, at any time or from time to time after the date that the first share of series Preferred Stock is issued (the "Original Issue Date"), effects a subdivision of the outstanding Common Stock without a corresponding subdivision of Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.


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      (F) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the
Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

      (G) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

      (H) REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock Share thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.


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      (I) SALE OF SHARES BELOW SERIES PREFERRED CONVERSION PRICE.

            (i) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4(e) above, for an Effective Price (as defined in subsection (i)(iv) below) less than the then effective Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock or Series B-1 Preferred Stock, then and in each such case the then existing Conversion Price for each such series of Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by a fraction: (A) the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale multiplied by the Conversion Price for the Series A Preferred, Series B Preferred or Series B-1 Preferred, as applicable, plus (2) the total number of Additional Shares of Common Stock to be issued multiplied by the Effective Price, and (B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above; and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in subsection (i)(iv) below) less than the then effective Conversion Price for the Series C Preferred Stock then the Conversion Price for the Series C Preferred Stock shall be reduced to the Effective Price of such sale. For the purposes of this subsection (i), the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (1) the number of shares of Common Stock actually outstanding (excluding shares subject to repurchase by the Company at cost), (2) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (3) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date. No adjustment shall be made to the Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Conversion Price.

            (ii) For the purpose of making any adjustment required under this
Section 4(i), the consideration received by the Company for any issue or sale of securities shall: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; and (C) if Additions Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of


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the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common
Stock, Convertible Securities or rights or options.

            (iii) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells: (A) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities"); or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; PROVIDED, HOWEVER, that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; PROVIDED FURTHER, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; PROVIDED FURTHER, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issue of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such


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Convertible Securities, PROVIDED that such readjustment shall not apply to prior conversions of Preferred Stock.

            (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued subsequent to the Original Issue Date by the Company or deemed to be issued pursuant to Section 4(i), other than (A) shares of Common Stock issued upon conversion of the Preferred Stock; (B) up to 250,000 shares (subject to adjustment for any stock split, reverse stock split or other similar event) of Common Stock, options, warrants or other Common Stock purchase rights, and the Common Stock issuable pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) up to 100,000 shares (subject to adjustment for any stock split, reverse stock split or other similar event) of Common Stock, options, warrants or other Common Stock purchase rights, and the Common Stock issuable pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, reorganizations and the like) issued in payment of goods or services provided to the Company in the ordinary course of business; PROVIDED, such issuances shall be valued at fair market value and in no event at a price less than $10.00 per share; and (D) any shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

      (J) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is than convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold; (ii) the Conversion Price at the time in effect; (iii) the number of Additional Shares of Common Stock; and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

      (K) NOTICES OF RECORD DATE. Upon: (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least ten (l0) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding shares of each of (A) the Series A Preferred and (B) the Series B Preferred, Series B-1 Preferred and Series C Preferred voting together as a class) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

      (L) AUTOMATIC CONVERSION.

            (i) each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price for the Series A Preferred, Series B Preferred, Series B-1 Preferred and Series C Preferred, as applicable, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross proceeds are at least $5,000,000.

            (ii) Upon the occurrence of the event specified in Section 4(l)(i) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred; PROVIDED, any accrued and unpaid dividends shall automatically extinguish upon the occurrence of such automatic conversion.

      (M) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereon issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

      (N) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all Outstanding Shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      (O) NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

      (P) PAYMENT OF TAXES. The Company shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

      (Q) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

      5. REDEMPTION. The Preferred Stock shall not be redeemable.

      ARTICLE 5. In furtherance and not in limitation of the powers conferred by statute the board of directors is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation.

      ARTICLE 6. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

      ARTICLE 7. The personal liability of the directors of the Corporation shall be eliminated to the fullest extent permitted by law. The Corporation is authorized to indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in this certificate of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

      IN WITNESS WHEREOF, OVATION PRODUCTS CORPORATION has caused this Second Amendment and Restated Certificate of Incorporation to be signed by its President this 31st day of March, 2004.

                                              OVATION PRODUCTS CORPORATION


                                              By: /s/ William E. Lockwood
                                                  ------------------------------
                                                  William E. Lockwood, President